STOCKHOLDERS' AGREEMENT


     THIS STOCKHOLDERS' AGREEMENT (this "Agreement") is made and entered into as of March 3, 2000, by and among Agro-Dan, Inc., a Delaware corporation (the "Company"), EcoScience Corporation, a Delaware corporation ("ES"), Agro Dynamics, Inc., a Delaware corporation wholly owned by ES ("ADI"), and Grodania A/S, a Denmark corporation ("Grodan," and together with ADI, the "Stockholders").

                                   WITNESSETH:

     WHEREAS, ES, ADI, and Grodan have entered into that certain Joint Venture Agreement as of January 12, 2000 (the "Joint Venture Agreement"), pursuant to which the Company is to be incorporated and in exchange for the contribution of certain assets and the assumption of certain liabilities ADI is to be issued 51% of the issued and outstanding common stock of the Company (the "Common Stock") and Grodan is to be issued 49% of the issued and outstanding Common Stock of the Company; and

     WHEREAS, the Stockholders believe that it is in their best interests and in the best interest of the Company to make provisions for the holding of shares of common stock in the Company and for certain aspects of the operation and conduct of the Company.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Operational Matters.

          (a) Business Plan. The Stockholders acknowledge, agree and represent that they have approved in all respects the Strategic Business Plan, attached hereto as Schedule 1 (the "Strategic Business Plan"). The Stockholders agree that each shall take all actions necessary or prudent in order to implement and cause their director nominees serving on the Board of Directors to implement the Strategic Business Plan; provided, however, that no Stockholder shall be obligated to contribute additional capital to the Company.

          (b) Operation of Substrates Division. The Stockholders acknowledge and agree that the "substrates division" shall be operated in accordance with
     Schedule 2 attached hereto. The Stockholders acknowledge and agree that Grodan has the exclusive right to make certain decisions with respect to the "substrates division." The matters to be decided exclusively by Grodan and the procedure to obtain consensus with respect to these matters are set forth in Schedule 2. The Stockholders agree that they shall cause their representatives on the Board of Directors to vote for any decision made by Grodan after following the procedures set forth in Schedule 2.

          (c) Audit. The Company shall cause its financial books and records to be audited on an annual basis by an internationally recognized accounting firm which audit of the Company's financial statements shall be completed within ninety (90) days of the Company's year-end. So long as ADI holds a majority of all of the issued and outstanding voting stock of the Company (the "Aggregate Voting Power"), ADI's auditors shall also be the Company's auditors.

     year-end. So long as ADI holds a majority of all of the issued and outstanding voting stock of the Company (the "Aggregate Voting Power"), ADI's auditors shall also be the Company's auditors.

          (d) Dividends. Unless prohibited by the Delaware General Corporation Law (including the applicable fiduciary duties of a board of directors), the Company shall declare and pay within one-hundred twenty (120) days of the fiscal year-end cash dividends equal to seventy-five percent (75%) of the prior year's net income after taxes; provided that the declaration and payment of such dividends do not violate the terms of any loan agreement or any other material contract to which NEWCO is a party or by which its assets are bound. The payment of such dividend to a shareholder may be reducted to the extent the Company is required by law or regulation to make any deduction or withholding of tax with regard to that particular shareholder.

          (e) Chief Executive Officer. The Chief Executive Officer of the Company shall initially be Michael DeGiglio who shall serve in such capacity until a new chief executive officer shall be appointed which appointment shall occur on or prior to December 31, 2000. From the date of this Agreement, Michael DeGiglio shall be entitled to an annual base salary of $125,000 which shall be payable until the earlier of the date on which a new chief executive officer is employed or December 31, 2000.

          (f) Headquarters. The headquarters and principal place of business of the Company shall initially be located at ADI's existing headquarters at 10 Alvin Court, East Brunswick, New Jersey and then, at an estimated date of April 2000, in Eatontown, New Jersey (the "Headquarters"). Fifteen months after the Company occupies the headquarters in Eatontown, New Jersey, the Board of Directors of the Company shall decide whether to remain at the Headquarters. In the event that the Board decides that Newco should relocate, the Company shall assume fifty percent (50%) of the risk in subleasing or assigning the lease for the Headquarters. The office plan for the Headquarters shall be subject to Grodan's consent, which consent shall not be unreasonably withheld after taking into account the requirements and input of the landlord. Such office plan and layout shall, to the extent reasonably possible, separate the Company from ES and its Affiliates or other occupants of the premises.

          (g) ADCI. The charter documents of Agro Dynamics Canada, Inc. shall be amended to contain provisions substantially similar to the provisions of the Company's charter documents.

     2. Board of Directors.

          (a) Composition of the Board. The Company's Board of Directors (the "Board") shall consist of seven (7) members; provided that so long as Grodania A/S and any Affiliates of Rockwool International A/S which shall hold shares of Common Stock hold less than 50.1% of the Aggregate Voting Power, the Board of Directors shall consist of six (6) members, three (3) of whom shall be nominated by Grodan (the "Grodan Directors") and three (3) of whom shall be nominated by ADI (the "ADI Directors"). Each Stockholder further agrees that the Company shall have a Chairman of the Board who shall serve for a term of one year. So long as Grodan holds less than 50.1% of the Aggregate Voting Power, Grodan and ADI shall alternate appointing the Chairman of the Board annually. The initial Chairman of the Board shall be appointed by Grodan. So long as ADI holds at least thirty percent (30%) of the Aggregate Voting Power, at least two (2) members of the Board of Directors shall be nominated by ADI. So long as ADI holds at least fifteen (15%) of the Aggregate Voting Power, at least one
     (1) member of the Board of Directors shall be nominated by ADI. Each Stockholder hereby agrees to vote all of its shares of Common Stock in the Company for the other Stockholder's nominee(s) to the Board of Directors and take any and all such action to procure such election to the Board of Directors so long as any Stockholder has an exclusive right to nominate such nominee(s).


     (b) Board Operations. Any action taken by the Board of Directors shall require the affirmative approval of a majority of the directors at a meeting at which there exists a quorum. Notwithstanding anything to the contrary, any action taken by the Board of Directors on any matter shall require (x) at least fifty percent (50%) of the directors present and voting in favor of such action to be Grodan Directors and (y) for so long as ADI holds 51% of the Aggregate Voting Power, at least fifty percent (50%) of the directors present and voting in favor of such action to be ADI Directors. In addition to the foregoing, the following matters must be approved by the ADI Directors who are present at the meeting:

     (i) In the event that ADI shall hold at least 40% and less than 50.1% of the Aggregate Voting Power; provided that the ADI Directors approval shall not be required for the matters contained in subsections 2(b)(i)(6) and 2
     (b)(i)(9)after the fifth anniversary of the date of this Agreement:

          (1) merger, or consolidation of the Company with an Affiliate of Grodan or a spin-off of any business of the Company;

          (2) any merger or consolidation of the Company in which Grodan is to receive for its Common Stock per share consideration different from the per share consideration to be received by ADI;

          (3) any merger or consolidation of the Company with another entity in which immediately after consummation of the transaction the surviving entity would have a net worth less than the net worth of the Company immediately prior to the contemplated transaction. For purposes of calculating net worth, net worth shall be deemed to include both tangible and intangible assets;

          (4) making any material and significant change to the scope of the Company's business. The "Company's Business" shall be defined as sales, marketing and distribution of products and services in the horticultural industry;

          (5) dissolution or liquidation of the Company;

          (6) approval of any annual business plan (the "Annual Business Plan") and annual capital budget (the "Annual Budget") of the Company solely as the Annual Business Plan and Annual Budget directly relates to (x) the business between the Company and Grodan and (y) the gross profit of the Company. Notwithstanding anything to the contrary, this subsection shall not apply to the management of the Substrates Division under Section 1(b) of this agreement;

          (7) conversion, reclassification or repurchase of Common Stock;

          (8) incurrence of debt obligations for borrowed money, other than debt incurred in the ordinary course of the Company's business including the incurrence of debt for working capital purposes;

          (9) sales or dispositions of the Company's material assets, other than sales or dispositions in the ordinary course of the Company's business and the making of loans (other than accounts receivable incurred in the ordinary course of the Corporation's business) and investments in excess of one million dollars ($1,000,000);

          (10) making any change in the Company's dividend policy or to declare any dividends or enter into any agreement which by its terms prohibits or expressly limits the Company's ability to declare and pay cash dividends;

          (11) making any agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction (collectively, "Arrangement") with any Stockholder, officer or director of the Company, or with any Affiliate of the Company other than an Arrangement on terms no less favorable to the Company than would result from an arm's length negotiation with an unaffiliated third party and which would not adversely affect the Company. For purposes of this Agreement, "Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with, the first mentioned Person; "Control" (including the terms "Controlled", "Controlled by" and "under Common Control with") means the possession, directly or indirectly as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental authority, labor union, or other entity.


          (12) amendment of the Company's by-laws or certificate of incorporation.

     (ii) In the event that ADI shall hold at least 20% but less than 40% of the Aggregate Voting Power, the matters referred to in sections 2(b)(i)(1), 2(b) (i)(2), 2(b)(i)(3), 2(b)(i)(5), 2(b)(i)(7), 2(b)(i)(10) and
     2(b)(i)(12).

     3. No Pledge.

     No Stockholder shall, either directly or indirectly, assign, mortgage, hypothecate, transfer, pledge, create a security interest or lien upon, encumber, give, place in trust, or otherwise permit a charge or claim on any shares of Common Stock owned by such Stockholder to any Person other than an existing Stockholder without the prior written consent of the non-transferring Stockholder; provided, however, that ADI shall be permitted to pledge Common Stock held by it as collateral for $4 million indebtedness to Century Business Corporation.

     4. Right of First Refusal.

     No Stockholder, either directly or indirectly, shall sell, assign, contribute or otherwise transfer ("Sell") any shares of Common Stock without first offering the other Stockholders a right of first refusal to purchase such shares of Common Stock as follows: In the event that any Stockholder receives a bona fide written offer to purchase any part of its Common Stock that such Stockholder wishes to accept (an "Offer"), such selling Stockholder shall give prompt written notice of such Offer (the "Sale Notice") to the other Stockholder and such selling Stockholder's intention to sell, setting forth the terms of the Offer and including a copy of such Offer. The non-selling Stockholder shall have the right but not the obligation to purchase all of the Common Stock subject to the Offer on the same terms and for a purchase price per share equal to the price set forth in such Offer, exercisable upon delivery of written notice (the "Notice of Exercise") to the selling Stockholder on or before the tenth (10th) Business Day following the date of the Sale Notice and provided that closing must occur within 30 days after the date of the Notice of Exercise.

     5. Certain Matters.

     (a) So long as ADI shall be entitled to have representation on the Board of Directors, in the event that a Person engaged in a business in competition with the insulation and substrates business conducted by Rockwool International A/S or its Affiliates acquires a direct or indirect ownership interest, beneficial or otherwise, in securities representing in excess of 25% in the Aggregate Voting Power of ES or ADI or obtains representation on the Board of Directors of ES or ADI and ES and ADI shall have failed to buy back such shares or remove such board members within forty five (45) days, ADI shall pay within thirty (30) business days thereof liquidated damages to Grodan in the amount of one million dollars ($1,000,000). The Stockholders acknowledge and agree that the terms, conditions and amounts set forth in this section are reasonable, considering the damages Grodan would sustain if the above events were to occur. One million dollars ($1,000,000) is agreed upon and fixed as liquidated damages because of the difficulty of ascertaining the exact amount of damages that would be sustained in such events.


     (b) When the Stockholders are unable to agree on any fundamental matter involving the Company, the Board of Directors shall conduct two meetings followed by a cooling off period of sixty (60) days. If after this time the Stockholders continue to disagree, the Stockholders shall undertake in good faith to continue to attempt to resolve the issue in a manner that will not result in the liquidation of the Company.

     (c) Notwithstanding anything to the contrary, in the event that (i) for any reason, shares of Common Stock held by ADI shall be transferred to a party other than Grodan or its Affiliates or (ii) ES, Agro Power Development, Inc. or ADI commences a voluntary (or permits an involuntary) case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its liabilities under any bankruptcy, insolvency or other similar laws now or hereinafter in effect, including the seeking of the appointment of a trustee, receiver, liquidator or custodian, Grodan shall have the right but not the obligation to purchase a number of shares of Common Stock from the Company so as to give it 60.1% of the Aggregate Voting Power at a per share price equal to the fair market value of the Company prior to such purchase divided by the number of shares of Common Stock outstanding prior to such issuance.

     (d) The provisions of the Company's Certificate of Incorporation and by-laws with respect to indemnification in effect on the date of this Agreement shall not be amended, repealed or otherwise modified for a period of six (6) years after the date upon which ADI ceases to hold at least 20% of the Aggregate Voting Power in any manner that would adversely affect the rights thereunder of individuals who at or prior to such date were directors or officers of the Company unless such amendment, repeal or modification is required by law.

     6. Company to Enforce.

     (a) The Company hereby agrees and undertakes to not issue, transfer or reissue any shares of Common Stock in violation of the provisions of this Agreement or without requiring proof of compliance with this Agreement.

     (b) In the event that, at any time, any shares of Company are transferred to any other party pursuant to the provisions of this Agreement, the transferee shall take such shares of Common Stock pursuant to all provisions, conditions and covenants of this Agreement, and, as a condition precedent to the transfer of such shares of Company, the transferee shall agree (for and on behalf of himself, his legal representatives and his transferees and assigns) in writing to be bound by all the terms and provisions of this Agreement applicable to the transferor.

     (c) The Company covenants that any additional shares of Common Stock hereafter issued shall be subject to the terms and conditions of this Agreement.

     7. Stock Transfer Record.

     The Company shall maintain a stock transfer book in which shall be recorded the name and address of each of its Stockholders. No transfer of Common Stock shall be effective or valid unless and until recorded in such stock transfer book. The Company agrees not to record any transfer of Common Stock in its stock transfer book unless the transfer strictly complies with all the provisions of this Agreement.

     8. Endorsement on Stock Certificates.

     Each certificate representing shares of Common Stock of the Company now or hereafter held by any Stockholder or issued by the Company to any other Person shall bear a legend in substantially the following form

     The transfer of shares of stock represented by this Certificate is restricted by the Certificate of Incorporation and By-Laws of the Corporation and by a Stockholder's Agreement, dated March 3, 2000, by and among the Corporation and certain of its Stockholders and EcoScience Corporation, copies of which are on file at the office of the Corporation.

     9. EcoScience Undertaking.

     ES undertakes to cause ADI to fully perform its obligations contained herein in accordance with the terms and conditions of this Agreement.

     10. Grodan may Sell Common Stock to an Affiliate.

     Notwithstanding anything to the contrary, Grodan may transfer its shares of Common Stock to an Affiliate of Rockwool International A/S.

     11. Specific Performance.

     Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that any of the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which such other party may be entitled at law or in equity.

     12. Notices.

     All notices, demands or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, mailed or transmitted, and shall be effective upon receipt if delivered personally on the third Business Day following the date mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or the first Business Day following being sent by electronic transmission to the telecopier number specified below:


                  (a)      if to ES:

                           EcoScience Corporation
                           10 Alvin Ct. Road
                           East Brunswick, NJ 08816
                           Attn: Michael DeGiglio
                                 Chief Executive Officer
                           Telecopier No.: (732) 257-2326

                  (b)      if to ADI:

                           Agro Dynamics, Inc.
                           10 Alvin Ct. Road
                           East Brunswick, NJ 08816
                           Attn: Michael DeGiglio
                                 Chief Executive Officer
                           Telecopier No.: (732) 257-2326

                           with a copy to:

                           Giordano, Halleran & Ciesla
                           125 Half Mile Road
                           P.O. Box 190
                           Middletown, NJ  07748
                           Attn:    John Aiello
                           Telecopier No.:  (732) 224-6599

                  (c)      if to Grodan:

                           Grodania A/S
                           Hovedgaden 501
                           DK 2640 Hedehusene
                           Denmark
                           Attn: Henrik Frank Nielsen
                                 Managing Director
                           Telecopier No.:  (011) 45 46 56 12 11
                           with a copy to:

                           Pedersen & Jantzen
                           Nyropsgade 45
                           DK 1602 K0benhavn
                           Denmark
                           Attn:    Dan Terkildsen
                           Telecopier No.:  (011) 4533 1295 15

                           with a copy to:

                           Baker & McKenzie
                           805 Third Avenue
                           New York, New York 10022
                           Attn: Howard M. Berkower
                           Telecopier No.: (212) 759-9133


     13. Assignment; Successors and Assigns.

     Neither this Agreement nor any interest herein may be assigned or transferred by any party hereto or by operation of law or otherwise without the consent in writing of the other parties, provided, however, that Grodan may assign this Agreement to an Affiliate of Rockwool International A/S, so long as Grodan remains liable for its obligations under this Agreement. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

     14. Governing Law; Construction.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in all respects, including all matters of construction, validity and performance, without regard to their conflict of law principles.

     15. Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     16. Captions.

     The captions in this Agreement are for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     17. Counterparts.

     This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed by such party.

     18. No Third Party Beneficiaries.

     This Agreement shall not confer any rights or remedies upon any Person other than (a) the parties hereto and their respective successors and permitted assigns and (b) Michael A. DeGiglio who shall be deemed a third party beneficiary with respect to and shall have the right to enforce the provisions of Section 1(e) hereof.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ECOSCIENCE CORPORATION


By:________________________________
     Name:_________________________
     Title:________________________



AGRO DYNAMICS INC.


By:________________________________
     Name:_________________________
     Title:________________________



GRODANIA A/S


By:_______________________________
     Name:________________________
     Title:_______________________

AGRO-DAN, INC.


By:_______________________________
     Name:________________________
     Title:_______________________

                       Schedule 1: Strategic Business Plan
                                    for Newco


A. Newco

1. Mission:

Newco fulfils the need for continuous improvements within the North American greenhouse industry - a.o. by marketing, selling, distributing and servicing premier quality growing systems and adding real value to it's suppliers strategies.

2. Goals:

* Meet planned sales, profitability and customer loyalty development.
* Ensure maximum internal synergy - especially related to "growing systems" strategy.
* Ensure suppliers strategies are carried our successfully - thus enhancing loyalty through improving the value chain.
* Ensure effective and efficient market coverage - a.o. through "full" local geographical sales coverage of the full Newco product assortment (width) complemented by having internal "expert" product line divisions (depth in know-how).
* Increase Newco added value and expertise.

3. Focus & Strategies:

* Sales & operational marketing, distribution and service.
* Intensive horticulture / greenhouse industry.
* Growing systems approach.
* Assortment - High profile / quality brands (Grodan - Hoogendorn - etc.) as the backbone of the JV and carriers of the JV Mission.
  Operate separate "expert" product line divisions - Irrigation & Substrates.
* Accessories only to be included if supporting the Mission and creating critical mass" and margins.
* Geographical area = United States, Mexico, Canada and the Caribbean.
* Local geographical coverage by sales representation in Ontario (Sales + Warehouse), NJ (S+W), California (S+W), Virginia (W), Florida (S), BC (S+W).
* Separate customer service, finance, accounting functions from ECS.

4. Responsibilities Newco's "Substrates Division":

* "Total Greenhouse Management" ("TGM") consultants.
* Special sales force - Focus on "technical sales", service and customer loyalty.
*  Authorised to take orders, perform sales calls, customer training, etc.
*  Train internal Newco staff in "TGM".
*  Participate in Grodania education and team building sessions.
*  Operational marketing - ad's, fair's, direct mails, etc.
*  Link to Grodan help-desk.
* Claim handling according to Grodan standard. Must work after NA legal practice, however, as far as possible Grodan demands have to be fulfilled.
* "Business management function" responsibility - however can also take orders.
* Be trained in basics of other Newco product lines - able to promote when possible.
* Could initially consist of 4 employees - a manager (Key Accounts), a Grodan specialist USA / Mexico, aGrodan specialist Canada and a Pargro specialist.
* Direct image building PR campaigns and activities (local level).

As defined in the stockholders agreement for Newco Grodania has the exclusive right to make certain decisions within Newco.

5. Responsibilities Newco's sales staff:

* Full local geographical sales coverage.
* Be trained as generalists in all product lines (and strategies) of Newco.
* Heavy focus on sales.
* Focus on retail.
* Full area sales responsibility.

6. Newco sales & marketing synergy's and co-operation:

* Joint Marketing & Sales Action Plans - sales call's co-ordination & Customer Management programme between all employees.
* Regular joint progress meetings.
* All staff to be able to promote all Newco products and strategies - Systems approach by all employees.
* Competitor surveys in co-operation with Grodan Inc.

7. Organisation:

The enclosed chart (to be updated/delivered by Mike) schedules a rough draft Newco organisation.
All vacancies are according to ADI budgeted in the figures received from ADI.

8. Budget & Plan:

Enclosed ADI balance sheet & income statement as of October 31st 1999 and income statement 1996-2003 (to be updated/delivered by Mike).
Financial consequences of the organisational changes - incl. 2 advisers more in substrates, 1 sales person more in BC, set-up of financing/accounting, various savings and potential extra costs needed for team building and training to be further evaluated.

B. Grodan Inc.

1. Structure:

For the time being Grodan Inc. will remain a service company - thus avoiding order processing etc. Orders will thus still be placed directly with Grodania in DK.

The HQ location to be further evaluated..

2. Responsibilities:

Grodan Inc. will be responsible for:
*  Substratus support and expert advise to Newco and the market.
   High quality technical "grow-how".
*  Digital support & interactive service package - incl. help desk.
*  Training of Newco and customers.
* Customer service towards Newco and direct customers - being the link to Grodania in DK.
*  Sales & marketing responsible for direct customers - CGG &
   Bonita.
*  Strategic marketing - implementation of Grodania strategies (FAB's,
   LCP, branding, customer management, etc.) in co-operation with Newco - and within Newco.
* Co-ordination of marketing plans & campaigns with Newco - in line with global Grodania campaigns.
* Direct image building PR campaigns and activities (global level).
*  Competitor surveys in co-operation with Newco.
*  Link to R&D and production, the R&D to be based on NA market requirements.

3. Co-operation with Newco:

* Grodan Inc. will primarily co-operate with Newco's Substrates division and the Intensive Farming division.
* Overall issues will be dealt with between senior management of Newco and Grodania.
* A "strategic committee for substrates" - will a.o. discuss Newco's substrates strategies. Consisting of - the manager of the IFH division in Newco, the employees of Newco's substrates division, potentially some regional Newco sales managers, the manager of Grodan Inc. and the marketing manager of Grodania (who will act as chairman of the committee).






Henrik Frank Nielsen

           Schedule 2: Operation of the Company's Substrates Division

A. Issues with respect to Newco's Substrates Activities to be decided by Grodan.

   1. All general organizational structure issues within the Substrates
      Division.

   2. Substrates marketing strategies such as positioning strategies (including products & services & FAB's & pricing differences), customer management principles, customer loyalty definitions and measurements.

   3. Substrates image such as public relations and marketing campaigns, trademarks, hereunder any decision with respect to the registration of trademarks, house-style, e.g. labeling, layouts, product presentation etc.

   4. Research and development, production, intellectual property rights activities of any kind.

B.  Procedure for obtaining consent with respect to the items listed above.

   1. Issue A.1 would be discussed between the manager of the IFH division and the manager of Grodan America.

   2. A "strategic committee for substrates" - will take care of issue A.2 to A.4. The committee will consist of - the manager of the IFH division in Newco (their sales director), the employees of Newco's Substrates Division, regional Newco sales managers, the manager of Grodan American and the marketing manager of Grodan. The marketing manager of Grodan acts as chairman of the committee.

   3. If the issues in the opinion of Grodan cannot be resolved in the for as indicated in 1 and 2, Grodania can at any time request the decision to be submitted to the Board of Directors in Newco and decided in accordance the Shareholder's Agreement.


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